Exhibit 4.1

State of Delaware

Office of the Secretary of State

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “PHASE BIOTECHNOLOGY CORPORATION”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF DECEMBER, A.D. 1998, AT 11:30 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	[SEAL]	/s/ EDWARD J. FREEL
		Edward J. Freel, Secretary of State

2977741 8100		AUTHENTICATION:	9497911

981509082		DATE:	12-31-98

CERTIFICATE OF DESIGNATION

of

NON-VOTING CONVERTIBLE PREFERRED STOCK

of

PHAGE BIOTECHNOLOGY CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Phage Biotechnology Corporation, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on December 12,1998:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) pursuant to the Corporation’s Articles of Incorporation, the Board of Directors hereby creates a series of Non-Voting Convertible Preferred Stock, par value $.01 per share of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Non-Voting Convertible Preferred Stock:

Section 1. Designation and Amount. The shares of this series shall be designated as “Non-Voting Convertible Preferred Stock” (the “Preferred Stock”) and the number of shares constituting the Preferred Stock shall be 55,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Preferred Stock.

Section 2. Dividends.

Holders of shares of the Preferred Stock shall not be entitled to dividends.

Section 3. Voting Rights. Holders of shares of the Preferred Stock shall have no voting rights on any Corporation matter.

Section 4. Reacquired Shares. Any shares of the Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein or in any other Certificate of Designations creating a series of preferred stock or any similar stock or as otherwise required by law.

Section 5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution, shall be made to the holders of shares of stock ranking junior to the Preferred Stock unless, prior thereto, the holders of shares of the Preferred Stock shall have received $10 per share. In the event the net assets of the Corporation are not sufficient to return the $10 per share to the holder of the Preferred Stock, each such holder shall share pro-rata in proportion to the dollar amount of the par value of their respective holdings.

Section 6. Rank. The Preferred Stock shall rank, with respect to the distribution of assets, senior to all series of any other class of stock of the Corporation.

Section 7. Conversion. The Preferred Stock may be converted at any time, at the option of the holder, into Common Stock upon the presentation of a duly executed Preferred Stock certificate with instructions to convert said shares into Common Stock. The Preferred Stock include a reset provision in their conversion and shall be convertible as follows:

(a) Prior to the time the Corporation completes an Initial Public Offering, the Preferred Stock may be converted into Common Stock at a conversion price of $10 per share. With a liquidation value of $10 for the Preferred stock, this equates to a one-for-one exchange ratio.

(b) After the Corporation completes an Initial Public Offering, the conversion price of the Preferred Stock shall be the lower of $10 per share or 50% of the initial offering price.

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Section 8. Transferability. The Preferred Stock shall not be transferable, provided that in the event of the death of a holder of shares of the Preferred Stock, to the heirs or estate of such person.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President and Secretary this 12 day of December, 1998.

/s/ ALEXANDER MONTANO
Alexander Montano, President

/s/ JUDITH S. PELTON
Judith S. Pelton, Secretary

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CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

State of California

County of Orange

On	December 29, 1998 before me, Judith S. Pelton
DATE NAME, TITLE OF OFFICER - __ “JANE DOE NOTARY PUBLIC”

personally appeared             Alexander G. Montano

                                                  NAME(S) OF SIGNER(S)

☒  personally know to me - OR-  ☐  proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

[SEAL]

WITNESS my hand and official seal.

/S/ JUDITH S. PELTON
SIGNATURE OF NOTARY

OPTIONAL

Though the data below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent reattachment of this form.

CAPACITY CLAIMED BY SIGNER	DESCRIPTION OF ATTACHED DOCUMENT
☐ INDIVIDUAL	CERTIFICATE OF DESIGNATION
☐ CORPORATE OFFICER
NON-VOTING CONV. PER. STK.
TITLE OR TYPE OF DOCUMENT
TITLE(S)

☐ PARTNER(S) ☐ LIMITED ☐ GENERAL	3
☐ ATTORNEY-IN-FACT ☐ TRUSTEE(S) ☐ GUARDIAN/CONSERVATIOR ☐ OTHER:	NUMBER OF PAGES
DECEMBER 12, 1998
DATE OF DOCUMENT
SIGNER IS REPRESENTING: NAME OF PERSON(S) OR (________)
SIGNER(S) OTHER THAN NAMED ABOVE

©1993 NATIONAL NOTARY ASSOCIATION • 8236 ________ Ave., P.O. Box 7184-Canoga Park, CA 91309-7184